Exhibit 99.1

News Release
For Immediate Release: May 10, 2022
H&R Block Reports Fiscal 2022 Third Quarter Results; Increases Financial Outlook
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) (the "Company") today released its financial results1 for the fiscal 2022 third quarter ended March 31, 2022.
•The Company increased its fiscal year 2022 outlook due to strong tax season performance
•Third quarter revenue was $2.1 billion, an increase of $78 million, or 4% to the prior year
•Repurchased $226 million of shares outstanding in the quarter at an average price of $23.29; in fiscal year 2022, the Company has repurchased $550 million, retiring 13% of its shares outstanding
"I'm very pleased with our overall tax season, led by another year of share gains in Assisted. As a result of our strong financial results, we are raising our fiscal 2022 guidance," said Jeff Jones, H&R Block's president and CEO. "We grew small business clients, increased adoption of our virtual tools, and launched Spruce, our new mobile banking platform."
Fiscal 2022 Third Quarter Results and Key Financial Metrics
"Our third quarter financial performance and tax season results give us confidence to raise our fiscal year revenue and EBITDA outlook," said Tony Bowen, H&R Block's chief financial officer. "We also continued to be aggressive in share buybacks, retiring another 6% of shares outstanding, bringing the total amount retired since 2016 to nearly one third."
•Total revenue of $2.1 billion increased by $78 million, or 4%, to the prior year. The increase was primarily driven by positive mix from a higher net average charge in the Assisted channel.
•Total operating expenses of $1.2 billion increased by $44 million, or 4%, primarily due to greater field compensation and marketing expenses, partially offset by lower amortization and depreciation.
•Pretax income increased by $33 million to $862 million.
•Earnings per share from continuing operations2 decreased from $4.09 to $4.06 due to higher tax expense. Adjusted earnings per share2 from continuing operations was $4.11, flat to last year.
Capital Structure
The Company reported the following related to its capital structure:
•Repurchased and retired approximately 10 million shares at an aggregate price of $226 million, or $23.29 per share in the fiscal third quarter.
•A quarterly cash dividend of $0.27 per share will be paid on July 1, 2022 to shareholders of record as of June 8, 2022. H&R Block has paid quarterly dividends consecutively since the Company became public in 1962.
1    All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2 All per share amounts are based on fully diluted shares at the end of the corresponding period. The company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, and free cash flow, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

Since 2016, the Company has returned over $2.6 billion to shareholders in the form of share repurchases and dividends.
Fiscal Year 2022 Outlook
The Company increased its fiscal year 2022 outlook:
•Previously, revenue was expected to be in the range of $3.25 to $3.35 billion. The Company now expects revenue to be in the range of $3.375 to $3.425 billion.
•Previously, EBITDA3 was expected to be in the range of $765 to $815 million. The Company now expects EBITDA to be in the range of $850 to $875 million.
Depreciation & amortization and interest expense are now expected to be near the low end of previously given ranges. The tax rate is now expected to be lower, in the range of 14-16%.
Please refer to the supplemental presentation provided as part of today's webcast at https://investors.hrblock.com/financial-information/quarterly-results for more information.
Discontinued Operations
For information on Sand Canyon, please refer to disclosures in the Company’s reports on Forms 10-K, 10-Q, and other filings with the SEC.
Conference Call
Discussion of the fiscal 2022 third quarter results, preliminary tax season results, outlook, and a general business update will occur during the Company’s previously announced fiscal third quarter earnings conference call for analysts, institutional investors, and shareholders. The call is scheduled for 4:30 p.m. Eastern time on May 10, 2022. To access the call, please dial the number below approximately 5 minutes prior to the scheduled starting time:
U.S./Canada (866) 987-6821 or International (630) 652-5951
Conference ID: 8081918
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The webcast can be accessed directly https://investors.hrblock.com/financial-information/quarterly-results, and the presentation will be posted following the conclusion of the call.
A replay of the call will be available beginning at 7:30 p.m. Eastern time on May 10, 2022 and continuing for seven days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 8081918. The webcast will be available for replay beginning on May 11, 2022 and continuing for 90 days at https://investors.hrblock.com/financial-information/quarterly-results.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with innovative products like Wave Money, a small-business banking and bookkeeping solution, and the only business bank account to manage bookkeeping automatically. For more information, visit H&R Block News or follow @HRBlockNews on Twitter.
3Earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations is a non-GAAP financial measure. Specific quantifications of the amounts that would be required to reconcile the company’s EBITDA outlook for FY22 to net income, the most directly comparable GAAP metric, are not available. Because of the variability of these and other items as well as the impact of future events on these items, management is unable to reconcile without unreasonable effort the expected range of EBITDA for FY22 to a comparable GAAP range.

About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They also include the expected impact of the coronavirus (COVID-19) pandemic, including, without limitation, the impact on economic and financial markets, the Company’s capital resources and financial condition, the expected use of proceeds under the Company’s revolving credit facility, future expenditures, potential regulatory actions, such as extensions of tax filing deadlines or other related relief, changes in consumer behaviors and modifications to the Company’s operations related thereto. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2021 in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com
Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com
Media Relations:	Angela Davied, (816) 854-5798, angela.davied@hrblock.com

TABLES FOLLOW

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended March 31,		Nine months ended March 31,
	2022	2021	2022	2021
REVENUES:
U.S. assisted tax preparation	$1,392,142	$1,290,892	$1,456,594	$1,532,079
U.S. royalties	158,786	150,117	169,548	178,126
U.S. DIY tax preparation	175,184	181,294	188,455	234,871
International	65,232	62,869	151,464	148,282
Refund Transfers	132,223	134,799	134,665	141,309
Emerald Card®	50,660	73,647	103,748	96,045
Peace of Mind® Extended Service Plan	17,222	17,668	59,373	63,430
Tax Identity Shield®	9,078	8,643	19,431	22,446
Interest and fee income on Emerald AdvanceSM	30,535	38,247	43,438	52,812
Wave	20,111	16,082	58,745	44,656
Other	10,584	9,306	27,736	28,819
Total revenues	2,061,757	1,983,564	2,413,197	2,542,875
Compensation and benefits:
Field wages	435,345	409,741	561,482	568,593
Other wages	78,584	78,181	200,715	204,817
Benefits and other compensation	91,051	92,825	146,708	154,280
	604,980	580,747	908,905	927,690
Occupancy	111,405	113,759	306,523	309,638
Marketing and advertising	196,582	183,109	223,796	214,091
Depreciation and amortization	36,116	39,100	107,462	117,036
Bad debt	45,051	46,066	59,760	63,156
Other	182,258	169,546	373,458	340,328
Total operating expenses	1,176,392	1,132,327	1,979,904	1,971,939

Other income (expense), net	238	449	1,989	3,491
Interest expense on borrowings	(23,746)	(22,471)	(69,661)	(78,657)
Pretax income	861,857	829,215	365,621	495,770
Income taxes	186,884	69,543	29,666	50,997
Net income from continuing operations	674,973	759,672	335,955	444,773
Net loss from discontinued operations	(1,796)	(1,425)	(4,984)	(4,533)
Net income	$673,177	$758,247	$330,971	$440,240

DILUTED EARNINGS PER SHARE:
Continuing operations	$4.06	$4.09	$1.92	$2.35
Discontinued operations	(0.01)	(0.01)	(0.03)	(0.02)
Consolidated	$4.05	$4.08	$1.89	$2.33

WEIGHTED AVERAGE DILUTED SHARES	165,612	184,905	174,142	188,133

Adjusted diluted EPS (1)	$4.11	$4.11	$2.11	$2.56
EBITDA (1)	921,719	890,786	542,744	691,463

(1) All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	March 31, 2022	June 30, 2021

ASSETS
Cash and cash equivalents	$1,041,740	$1,434,381
Cash and cash equivalents - restricted	135,314	149,783
Receivables, net	261,602	88,932
Income taxes receivable	340,355	330,872
Prepaid expenses and other current assets	89,025	76,414
Total current assets	1,868,036	2,080,382
Property and equipment, net	133,036	139,276
Operating lease right of use assets	390,758	445,847
Intangible assets, net	322,836	351,093
Goodwill	764,428	754,521
Deferred tax assets and income taxes receivable	236,792	181,996
Other noncurrent assets	65,241	61,273
Total assets	$3,781,127	$4,014,388
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$225,708	$164,269
Accrued salaries, wages and payroll taxes	227,075	168,989
Accrued income taxes and reserves for uncertain tax positions	337,363	238,863
Current portion of long-term debt	499,395	—
Operating lease liabilities	187,263	214,190
Deferred revenue and other current liabilities	216,073	196,175
Total current liabilities	1,692,877	982,486
Long-term debt	1,486,530	1,983,719
Deferred tax liabilities and reserves for uncertain tax positions	218,461	301,658
Operating lease liabilities	210,866	244,932
Deferred revenue and other noncurrent liabilities	127,537	113,535
Total liabilities	3,736,271	3,626,330
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,936	2,167
Additional paid-in capital	767,869	779,465
Accumulated other comprehensive income (loss)	(3,838)	88
Retained earnings (deficit)	(56,790)	286,694
Less treasury shares, at cost	(664,321)	(680,356)
Total stockholders' equity	44,856	388,058
Total liabilities and stockholders' equity	$3,781,127	$4,014,388

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Nine months ended March 31,	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$330,971	$440,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107,462	117,037
Provision	59,778	60,428
Deferred taxes	(85,122)	5,763
Stock-based compensation	19,988	21,232
Changes in assets and liabilities, net of acquisitions:
Receivables	(233,362)	(336,868)
Prepaid expenses, other current and noncurrent assets	(16,525)	(37,054)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	122,112	257,034
Deferred revenue, other current and noncurrent liabilities	36,960	30,783
Income tax receivables, accrued income taxes and income tax reserves	36,244	(52,516)
Other, net	(5,378)	(4,723)
Net cash provided by operating activities	373,128	501,356

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(52,718)	(44,220)
Payments made for business acquisitions, net of cash acquired	(25,465)	(15,495)
Franchise loans funded	(18,468)	(26,745)
Payments from franchisees	17,714	28,477
Other, net	7,831	7,969
Net cash used in investing activities	(71,106)	(50,014)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(705,000)	(3,275,000)
Proceeds from line of credit borrowings	705,000	1,275,000
Repayments of long-term debt	—	(650,000)
Proceeds from issuance of long-term debt	—	647,965
Dividends paid	(143,435)	(147,887)
Repurchase of common stock, including shares surrendered	(555,247)	(188,892)
Proceeds from exercise of stock options	4,605	2,228
Other, net	(13,389)	(19,680)
Net cash used in financing activities	(707,466)	(2,356,266)

Effects of exchange rate changes on cash	(1,666)	10,370

Net decrease in cash and cash equivalents, including restricted balances	(407,110)	(1,894,554)
Cash, cash equivalents and restricted cash, beginning of period	1,584,164	2,769,947
Cash, cash equivalents and restricted cash, end of period	$1,177,054	$875,393

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net of refunds received	$76,894	$100,118
Interest paid on borrowings	58,009	77,398
Accrued additions to property and equipment	1,336	977
New operating right of use assets and related lease liabilities	126,726	94,260
Accrued dividends payable to common shareholders	43,041	47,181

(in 000s)
	Three months ended March 31,		Nine months ended March 31,
NON-GAAP FINANCIAL MEASURE - EBITDA	2022	2021	2022	2021

Net income - as reported	$673,177	$758,247	$330,971	$440,240
Discontinued operations, net	1,796	1,425	4,984	4,533
Net income from continuing operations - as reported	674,973	759,672	335,955	444,773
Add back:
Income taxes	186,884	69,543	29,666	50,997
Interest expense	23,746	22,471	69,661	78,657
Depreciation and amortization	36,116	39,100	107,462	117,036
	246,746	131,114	206,789	246,690
EBITDA from continuing operations	$921,719	$890,786	$542,744	$691,463

(in 000s, except per share amounts)
	Three months ended March 31,		Nine months ended March 31,
NON-GAAP FINANCIAL MEASURE - ADJUSTED EPS	2022	2021	2022	2021

Net income from continuing operations - as reported	$674,973	$759,672	$335,955	$444,773
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	13,979	16,229	43,141	50,398
Tax effect of adjustments (1)	(4,545)	(11,699)	(10,102)	(11,467)
Adjusted net income from continuing operations	$684,407	$764,202	$368,994	$483,704
Diluted earnings per share from continuing operations - as reported	$4.06	$4.09	$1.92	$2.35
Adjustments, net of tax	0.05	0.02	0.19	0.21
Adjusted diluted earnings per share from continuing operations	$4.11	$4.11	$2.11	$2.56

(1)Tax effect of adjustments is the difference between the tax provision calculated on a GAAP basis and on an adjusted non-GAAP basis.
Non-GAAP Financial Information
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, EBITDA margin from continuing operations, adjusted diluted earnings per share from continuing operations and free cash flow. We also use EBITDA from continuing operations and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.